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                                                                     Exhibit 3.6



                                 CERTIFICATE OF
                          DESIGNATIONS, PREFERENCES AND
                        RELATIVE, PARTICIPATING, OPTIONAL
                            OR OTHER RIGHTS, AND THE
                         QUALIFICATIONS, LIMITATIONS OR
                          RESTRICTIONS THEREOF, OF THE
               SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                      ANCHOR GLASS ACQUISITION CORPORATION


                  ---------------------------------------------

             Anchor Glass Acquisition Corporation, a corporation organized and existing by virtue of the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation (the "Board of Directors") by Unanimous Written Consent dated February 5, 1997:

             RESOLVED THAT, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby creates, from the shares of Preferred Stock (the "Preferred Stock") of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of the Preferred Stock designated the Series A 10% Cumulative Convertible Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of such series as follows:

         1. Designation. Two Million Two Hundred Thirty-Nine Thousand Three Hundred Twenty (2,239,320) shares of the Preferred Stock are hereby designated Series A 10% Cumulative Convertible Preferred Stock with a par value of one cent ($0.01) per share (the "Series A 10% Preferred Stock"), which number, subject to the provisions of Section 6(c) hereof, may be increased or decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

         2. Rank. The Series A 10% Preferred Stock shall rank senior to the Corporation's Common Stock, par value $0.10 per share ("Common Stock") which may be in two or more classes, and to all other classes and series of Preferred Stock, including but not limited to, the Series B 8% Cumulative Convertible Preferred Stock of the Corporation.

         3.  Dividends.
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             (a) The holders of outstanding shares of Series A 10% Preferred
Stock shall be entitled to receive, when and as declared out of funds legally available for the payment of cumulative cash dividends by the Board of Directors, cash dividends on each share of outstanding Series A 10% Preferred Stock (referred to herein individually as a "Share" and collectively as "Shares") at a rate per annum of $2.50 per Share, from and including January 31, 1997 to and including the date on which the "Redemption Price" (as hereinafter defined) of such Share is paid.

             Such dividends, to the extent declared by the Board of Directors, will be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 in each year, or, if any such date is not a business day, on the next succeeding business day (hereinafter referred to individually as a "Dividend Payment Date" and collectively as "Dividend Payment Dates"), to the holders of Shares of record on the respective record dates fixed for that purpose by the Board of Directors or a committee thereof in advance of the payment of such dividends. To the extent that dividends are not paid on a particular Dividend Payment Date, all such dividends will accrue on a quarterly basis and will be paid on or before the Redemption Date on all Shares. Dividends payable on Shares for any period of less than a full calendar quarter will be computed on the basis of a 365 or 366 (as applicable) day year and the actual days elapsed from the immediately preceding Dividend Payment Date, or from February 5, 1997 with respect to the calendar quarter ending March 31, 1997. Dividends paid on Shares in an amount less than the total amount of such dividends at the time accrued and payable shall be allocated pro rata among all Shares.

             (b) Except as provided in the immediately succeeding sentence, so long as any Shares are outstanding, the Corporation will not declare or pay or set apart for payment any dividends or make any other distribution on any class of stock of the Corporation ranking junior to the Series A 10% Preferred Stock (including the Series B 8% Cumulative Convertible Preferred Stock and all classes of Common Stock) either as to dividends or upon liquidation (collectively, "Junior Securities") and will not redeem, purchase or otherwise acquire for value, or set apart money or property for any sinking or other analogous fund for the redemption or purchase of any shares of any Junior Securities (in any such case, a "Junior Payment"), other than (i) cash dividends on the Series B 8% Cumulative Convertible Preferred Stock of the Corporation; provided, however that any such cash dividends may be paid only if all cumulative dividends on the Series A 10% Preferred Stock for all Dividend Payment Dates prior to or concurrent with the payment of such cash dividend have been paid, (ii) "Stock Dividends" as defined in, and pursuant to, Section 3(a) of the Certificate of Designations for the Series B 8% Cumulative Convertible Preferred Stock of the Corporation and (iii) cash dividends on the Common Stock in an amount not to exceed, for any fiscal year, the lesser of (x) 50% of the consolidated net income of the Corporation and its subsidiaries available to be paid to the holders of the Common Stock (after payment of all cumulative cash dividends on all series of Preferred Stock) as determined in accordance with generally accepted accounting principles in the United States as in effect from time to time and (y) Ten Million Dollars ($10,000,000); provided that any such cash dividends may be paid only if all cumulative dividends on the Series A 10% Preferred Stock for all Dividend Payment Dates prior to or concurrent with the payment of such cash dividends have been paid. In the event that the



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Corporation pays any dividend on Junior Securities, other than a dividend permitted by the immediately preceding sentence (an "Other Dividend"), concurrently with the payment of such Other Dividend the Corporation will pay a special dividend on the Shares such that the holders of Shares will receive the same cash or property paid in connection with such Other Dividend that they would have received had all Shares been converted into shares of Common Stock immediately prior to the record date for such Other Dividend.

         4.  Liquidation.

             (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Shares, after the payment or provision for payment of the debts and liabilities of the Corporation and before any payment or distribution of the assets of the Corporation (whether capital, surplus or earnings) or proceeds therefrom shall be made to or set apart for the holders of shares of any Junior Securities, the holders of Shares shall be entitled to receive a cash payment of Twenty Five Dollars ($25.00) per Share (the "Liquidation Value") held by them, plus an amount equal to all dividends accrued and unpaid on such Shares to the date of such payment.

             (b) If upon any liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the 10% Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series A 10% Preferred Stock held by each such holder. Neither the consolidation, combination or merger of the Corporation into or with any other corporation or corporations or other entity or entities, nor the sale or transfer by the Corporation of all or substantially all of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

         5.  Redemption.

             (a) Mandatory Redemption. The Corporation shall redeem all Shares not later than January 31, 2009 (the "Mandatory Redemption Date") at the Redemption Price; provided, however, that if there are insufficient funds legally available for redemption in full of all Shares pursuant to this Section 5(a), the Corporation shall redeem in full such lesser number of Shares as may lawfully be redeemed from funds legally available therefor, and shall redeem all or part of the remainder of the Shares as soon as the Corporation has sufficient funds which are legally available therefor until all Shares have been redeemed.

             (b) Optional Redemption. At any time and from time to time after February 5, 2000, and before the Mandatory Redemption Date, provided that the "Trading Price" (as defined below) of the Common Stock is greater than Six Dollars ($6.00) per share, the Corporation shall have the right to redeem all or any part of the Shares at the Redemption Price, by giving written notice thereof to the affected stockholder or stockholders (the "Redemption Notice"); provided, however, that less than all of the Shares may be redeemed



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only after all accrued and unpaid and current dividends with respect to the
Series A 10% Preferred Stock have either been paid or set aside for payment. The Redemption Notice shall specify the redemption date which shall be not less than thirty (30) days after the date of the Redemption Notice and the number of Shares to be redeemed. If fewer than all of the Shares are to be redeemed, the Shares to be redeemed shall be selected by whichever of the following methods the Board of Directors shall choose: by lot or pro rata in such manner as may be prescribed by resolution of the Board of Directors. For purposes of this Section 5, Section 7(e), Section 8(a), and paragraphs (i), (ii) and (v) of Section 8(b) hereof, "Trading Price" means, as to any security, (i) such security's closing sales price on the principal nationally recognized domestic securities exchange (including the NASDAQ Stock Market - National Market tier) on which such security may, at the time, be listed or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all exchanges on which such security may, at the time, be listed, at the end of such day, or (ii) if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ Inter-Dealer Quotation System (the "NASDAQ System") as of the close of trading in New York, New York on such day, or (iii) if on any day such security is not quoted in the NASDAQ System, the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in the case of a determination of Trading Price for purposes of this Section 5 averaged over a period of sixty (60) consecutive "Trading Days" (as hereinafter defined) ending on the Trading Day immediately preceding the date as of which the Trading Price is being determined, and in the case of a determination of Trading Price for purposes of Section 7(e), Section 8(a) and/or paragraph (i), (ii) or (v) of
Section 8(b) hereof as reported on the date of the applicable issuance or sale or deemed issuance or sale, as the case may be, provided that if such date is not a Trading Day as reported on the Trading Day immediately preceding such date. As used herein, the term "Trading Day" shall mean any day on which trading takes place on the applicable securities exchange or the NASDAQ System on which the Common Stock is listed or traded, as the case may be.

             (c) Redemption Price. The redemption price for Shares (the "Redemption Price") shall be Twenty Five Dollars ($25.00) per Share, plus an amount equal to all accrued and unpaid dividends to the date of redemption (the "Redemption Date"); provided, however, that the Redemption Price for all Shares that have not been redeemed (or called for redemption with the funds for redemption set aside in accordance with Section 5(d) hereof) on or before the Mandatory Redemption Date shall bear interest at the rate of ten percent (10%) per annum from and after the Mandatory Redemption Date until such Shares have been redeemed and the Redemption Price, including accrued interest as aforesaid, for such Shares has been paid in full.

             (d) Redemption Procedure. Not more than sixty (60) and not less than thirty (30) days prior to the Redemption Date, the Redemption Notice shall be mailed to the holders of record of the Series A 10% Preferred Stock to be redeemed, such notice to be addressed to each such holder at his last known post office address shown on the records of the Corporation, and the time of mailing such notice shall be deemed to be the time of the giving



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thereof. In addition, notice of any redemption of Shares shall be published in
The New York Times or The Wall Street Journal not less than thirty (30) and not more than sixty (60) days prior to the record date for such event (or, if there is no record date, the date of such event). On or after the Redemption Date, each holder of Series A 10% Preferred Stock called for redemption shall surrender his certificate(s) for such stock to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. Unless default is made in the payment of the Redemption Price, all rights of the holders of such Shares as stockholders of the Corporation by reason of the ownership of the respective Shares shall cease at the close of business on the Redemption Date, except the right to receive payment in full of the Redemption Price of such Shares on presentation and surrender of the certificate or certificates for such Shares, and after the Redemption Date such Shares shall not be deemed to be outstanding. In case less than all the Shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed Shares without cost to the holder thereof. If the Redemption Notice shall have been given as aforesaid, and if on or before the Redemption Date funds necessary for the redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding the certificates representing any Shares so called for redemption shall not have been surrendered, the dividends thereon shall cease to accrue after the Redemption Date, and all rights with respect to the Shares so called for redemption shall forthwith after such Redemption Date cease, except only the right of the holders to receive the Redemption Price without interest.

             At its option, the Corporation may, on or prior to the Redemption Date, deposit an amount equal to the aggregate Redemption Price of the Shares to be redeemed with a bank or trust company having an office or agency in New York City and having a combined capital and surplus of at least $100,000,000 (the "Depositary") designated by the Board of Directors, to be held in trust by the Depositary, for the sole benefit of the holders of the Series A 10% Preferred Stock, for payment to the holders of such Shares then to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the Shares to be redeemed, the Corporation shall thereupon be released and discharged (subject to the provisions of the next paragraph of this Section 5) from its obligation to make payment of the Redemption Price of the Shares to be redeemed, and the holders of such Shares shall look only to the Depositary for such payment. Any funds deposited with the Depositary as aforesaid and which shall not be required for such redemption because of the exercise of any right of conversion subsequent to the date of such deposit shall be returned to the Corporation forthwith.

             Any funds deposited with the Depositary as aforesaid with respect to payment of the Redemption Price of Shares remaining unclaimed at the end of five (5) years from and after the Redemption Date in respect of which such funds were deposited, shall be returned to the Corporation forthwith; and thereafter the holders of Shares redeemed on such Redemption Date shall look only to the Corporation for the payment of the Redemption Price thereof. Any interest accrued on any funds deposited with the Depositary shall belong to the Corporation and shall be paid to it by the Depositary from time to time on demand.



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             On or after the Redemption Date, the holders of Shares which have been redeemed shall surrender their certificates representing such Shares to the Corporation at its principal place of business or as otherwise notified, and thereupon the Redemption Price of such Shares shall be paid to the order of the holder of record of the Shares represented by such certificate or certificates and each surrendered certificate shall be cancelled, and such Shares shall be retired and shall not be reissued.

         6.  Voting.

             (a) No Voting Rights. Except as otherwise provided by the Delaware General Corporation Law and in this Section 6, the holders of Series A 10% Preferred Stock shall have no voting rights whatsoever.

             (b) Default in Payment of Dividends. Whenever dividends payable on Shares are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for twelve (12) quarterly dividend payments, the number of directors then constituting the Board of Directors of the Corporation shall thereupon automatically be increased by three, and the holders of the Series A 10% Preferred Stock shall have the exclusive and special right, voting separately as a class to elect three directors ("Series A Preferred Stock Directors") to fill such newly created directorships by the vote of the holders of record of a majority of the Shares.

         Whenever the right of the holders of Series A 10% Preferred Stock to elect Series A Preferred Stock Directors shall have vested, such right may be exercised initially either at a special meeting of such holders of Series A 10% Preferred Stock called as provided in the following paragraph, or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. The right of the holders of Series A 10% Preferred Stock voting separately as a class to elect Series A Preferred Stock Directors as aforesaid, when vested, shall continue until such time as all dividends in arrears on the Shares shall have been paid in full and, when so paid, the right of the holders of Series A 10% Preferred Stock to elect Series A Preferred Stock Directors as aforesaid shall cease, subject always to revesting in the event of each and every subsequent failure to pay in full the aggregate amount specified in the preceding paragraph.

         At any time when such special voting power shall have vested in the holders of Series A 10% Preferred Stock as provided in the preceding paragraph, a proper officer of the Corporation, shall upon the written request of the holders of record of at least twenty-five percent (25%) of the Shares, call a special meeting of the holders of record of the Series A 10% Preferred Stock, such special meeting to be held within forty-five (45) calendar days after the date on which such request is received by the Corporation, for the purpose of enabling such holders to elect the number of directors specified above; provided, however, that such special meeting need not be called if an annual meeting of stockholders of the Corporation for the election of directors shall be scheduled to be held within such forty-five (45) calendar days; and provided, further, that in lieu of any such special meeting, the election of the directors to



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be elected thereat may be effected by the written consent of the holders of record of a majority of the Shares.

         Any director elected by the holders of record of the Series A 10% Preferred Stock shall continue to serve as such director until (i) removed by the vote of the holders of record of a majority of the Series A 10% Preferred Stock then outstanding, voting separately as a class; (ii) the next annual meeting of the stockholders of the Corporation and until his or her successor is duly elected and qualified by the holders of Series A 10% Preferred Stock; or
(iii) the right of holders of the Series A 10% Preferred Stock, voting as a separate class, to elect directors as provided in this Section 6(b) shall have terminated, whichever first occurs.

         If, prior to the end of the term of any director elected as aforesaid by the holders of record of the Series A 10% Preferred Stock, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled for the unexpired term by vote or written consent of the holders of record of a majority of the outstanding Series A 10% Preferred Stock then outstanding, voting or acting separately as a class.

             (c) Changes Affecting the Series A 10% Preferred Stock. Without the written consent of the holders of a majority of the outstanding Series A 10% Preferred Stock (considered as a single class) or the favorable vote of the holders of a majority of the outstanding Series A 10% Preferred Stock (voting as a single class) which are represented at a meeting of the holders of Series A 10% Preferred Stock called for such purpose, the Corporation will not (i) create, authorize or issue any other class or series of stock (or any security convertible into or exchangeable for such stock) which is on a parity with or entitled to a preference prior to Series A 10% Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or increase the authorized amount of any such other class or series, (ii) increase or decrease the authorized number of shares of Series A 10% Preferred Stock, except that the Corporation may authorize and issue additional shares of Series A 10% Preferred Stock pursuant to the Plan Termination Agreement dated February 3, 1997 by and between Consumers Packaging Inc., the Corporation and the Pension Benefit Guaranty Corporation (the "PBGC Agreement"), (iii) increase or decrease the Liquidation Value or the par value of the Series A 10% Preferred Stock or (iv) amend, alter or repeal any provision of the Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series A 10% Preferred Stock in any respect. For the purpose of any consent or vote pursuant to this Section 6(c), each Share shall have one vote.

             (d) The Corporation shall not sell, lease, convey or exchange all or substantially all of the assets, property or business of the Corporation, or merge or consolidate with or into any other corporation or otherwise recapitalize or reorganize itself (such transactions being hereinafter in this proviso referred to as a "Reorganization") unless (i) the resulting, surviving or acquiring corporation will have after such Reorganization no stock either authorized or outstanding ranking prior to, or on a parity with, the Series A 10% Preferred Stock or the stock of the resulting, surviving or acquiring corporation issued in



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exchange therefor; (ii) each holder of shares of Series A 10% Preferred Stock immediately preceding such Reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving, or acquiring corporation or the Corporation is the surviving corporation and the Series A 10% Preferred Stock remains outstanding without change to its preferences, rights and powers and
(iii) notice of such transaction has been provided to all holders of shares pursuant to the procedures set forth in Section 7(b) hereof.

         7.  Conversion.

             (a) Conversion Rights. Each holder of the Series A 10% Preferred Stock will have the right to convert at any time and from time to time at least ten percent (10%) or Two Thousand (2,000), whichever is less, of such holder's Shares into Class A Common Stock at an exercise price of Six Dollars ($6.00) per share of Class A Common Stock, subject to adjustment in accordance with the provisions of Section 8 hereof (the "Exercise Price"); provided that the right to convert any Shares called for redemption shall terminate at the close of business on the third business day prior to the date fixed for such redemption unless default shall be made in the payment of the Redemption Price, and upon any liquidation, dissolution or winding-up of the affairs of the Corporation such right of conversion shall terminate at the close of business on the third business day prior to the date fixed for payment of distributable amounts on the Series A 10% Preferred Stock. Each Share held by each holder will, without payment of any additional consideration by such holder, be converted into that number of shares of Class A Common Stock determined by dividing Twenty Five Dollars ($25.00) by the Exercise Price then in effect ("Conversion Ratio"), with the total number of shares of Class A Common Stock to be issued to such holder upon such conversion being rounded to the nearest whole share. Any Shares which are not converted to Class A Common Stock will remain outstanding until converted by the holders or redeemed by the Corporation.

             (b) Conversion Procedures. Each holder of Series A 10% Preferred Stock desiring to exercise his right of conversion shall deliver to the Corporation written notice of his election to convert, and shall surrender to the Corporation the certificates for the Shares to be converted (properly endorsed or assigned for transfer if the Board of Directors of the Corporation shall so require). Upon receipt by the Corporation of any such notice of election to convert Series A 10% Preferred Stock and upon surrender of the certificates therefor, the Corporation shall, as soon as practicable, and in any event within ten (10) business days after the surrender of such certificate(s) and the receipt of such notice relating thereto, execute and deliver to the converting holder of Series A 10% Preferred Stock certificates for the number of full shares of Class A Common Stock to which he is entitled upon conversion. If more than one stock certificate for Series A 10% Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Shares represented by all the certificates so surrendered; provided, however, that if less than the full number of Shares evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of Shares evidenced by such surrendered certificate or certificates less the number of Shares converted. For all purposes related to the Shares being converted, the rights of a converting holder of Series A 10% Preferred Stock as a holder of such converted Shares shall cease, and the person or person in whose name or names the certificates for Class A Common Stock issuable upon such conversion are to be issued shall be deemed to have become the record holder or holders of such Class A Common Stock at the close of business on the day on which delivery of such notice or the surrender of the certificates for such Shares (whichever shall last occur) shall be made.

             (c) Reservation of Common Stock. The Corporation will at all times reserve and keep available for issuance upon exercise of the conversion rights described in this Section 7 such number of its authorized but unissued shares of Class A Common Stock as will be sufficient to permit the exercise in full of such conversion rights, and upon issuance of shares of Class A Common Stock pursuant to any exercise of such conversion rights such shares of Class A Common Stock will be validly issued, fully paid and nonassessable.

             (d) Taxes on Conversion. The Corporation will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of shares of Class A Common Stock on conversion of Shares pursuant to this Section
7. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that of the holder of the Shares to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

             (e) Upon conversion of any Shares into shares of Class A Common Stock, the holder of such Shares shall be entitled to receive all accrued and unpaid dividends on the Shares so converted to the date of conversion which the Corporation, at its option, may pay in additional shares of Common Stock valued at the Trading Price of the Common Stock on the date of notice described in
Section 7(b) hereof, or, if there is no such Trading Price on such date, at the "Fair Market Value" (as defined in paragraph (i) of Section 8(b) hereof) of the Common Stock on such date.

         8.  Anti-Dilution.

             (a) General. The initial Exercise Price upon conversion of Series A 10% Preferred Stock into Class A Common Stock is set forth in Section 7 hereof. Said Exercise Price will be subject to adjustment from time to time in accordance with the provisions of this Section 8. Whenever the Corporation issues or sells, or in accordance with Section 8(b) hereof is deemed to have issued or sold, any shares of its Common Stock for a price per share less than the Trading Price at the time of such issuance or sale or deemed issuance or sale, as the case may be, or, if there is no Trading Price at such time, at a price per share less than the Fair Market Value of the Common Stock at such time, then (except in the case of the securities and transactions described in Section 8(c) hereof) immediately upon such issuance or sale or deemed issuance or sale, as the case may be, the Exercise Price will be reduced to a price determined by multiplying the Exercise Price in effect immediately prior to such issuance or

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sale or deemed issuance or sale, as the case may be, by a fraction, (i) the numerator of which is the sum of (A) the number of shares of "Common Stock Deemed Outstanding" (as defined below) immediately prior to such issuance or sale or deemed issuance or sale, as the case may be, and (B) the number of shares of Common Stock that the maximum aggregate consideration received or receivable by the Corporation upon such issuance or sale or deemed issuance or sale, as the case may be, would purchase at the Trading Price in effect immediately prior to such issuance or sale or deemed issuance or sale, as the case may be, or, if there is no Trading Price at such time, at the Fair Market Value of the Common Stock at such time, and (ii) the denominator of which is the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale or deemed issuance or sale, as the case may be. For purposes of this Section 8, the term "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to paragraphs (i) and (ii) of Section 8(b) hereof.

             (b) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 8(a) hereof (except in the case of securities and transactions described in Section 8(c) hereof), the following will be applicable:

                 (i) Warrants, Options or Other Rights. If the Corporation issues, sells or grants any warrants, options or other rights to subscribe for, purchase or otherwise acquire Common Stock or any stock, evidences of indebtedness or other securities, directly or indirectly, convertible into or exchangeable for Common Stock (such warrants, options or other rights being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share of Common Stock issuable upon exercise of such Options and/or upon conversion or exchange of such Convertible Securities (the "Option Price") is less than the Trading Price of the Common Stock at the time of the granting of such Options, or, if there is no such Trading Price at such time, at a price per share less than the Fair Market Value of the Common Stock at such time, then the total maximum number of shares of Common Stock issuable upon exercise of such Options and/or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options will be deemed to be outstanding and to have been issued and sold by the Corporation for the Option Price. For purposes of this paragraph (i), the Option Price will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon exercise of all such Options, plus, in the case of Options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance of all such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in paragraphs (iii) and (iv) of this Section 8(b), no adjustment of the Exercise Price will be made when Convertible Securities are actually issued upon exercise of such Options or when Common Stock is actually issued upon exercise of such Options or the conversion or exchange of such Convertible Securities. For purposes of this paragraph (i) and paragraph (ii) of Section 8(b) and Section 7(e) hereof, "Fair Market Value" means an amount per share of Common Stock determined, in good faith, by the Board of Directors; provided that, if the holders of at least twenty-five percent (25%) of the outstanding Series A 10% Preferred Stock ("Objecting Holders") notify the Corporation in writing, within thirty (30) days after the date of the notice described in Section 8(f) hereof, that they disagree with the Fair Market Value of the Common Stock as determined by the Board of Directors and that they desire a determination of Fair Market Value in accordance with clauses (A) through (E) of this paragraph (i), the following shall apply:

                       (A) the Objecting Holders shall select a nationally recognized investment banking firm which shall be identified in the notice described above;

                       (B) the Company within thirty (30) days thereafter shall select a nationally recognized investment banking firm and notify the Objecting Holders;

                       (C) the two investment banking firms shall each make a determination of the Fair Market Value of the Common Stock and if the two determinations differ by no more than five percent (5%) of the higher of the two determinations, the Fair Market Value of the Common Stock shall be the average of the two determinations;

                       (D) if the two determinations made under clause (C) differ by more than five percent (5%) of the higher of the two determinations, the two investment banking firms shall select a third nationally recognized investment banking firm which will determine the Fair Market Value of the Common Stock within the range of the two determinations made under clause (C); and

                       (E) the Company and the Objecting Holders shall bear the costs of their respective investment banking firms and, if applicable, the cost of the third investment banking firm shall be borne by the Company or the Objecting Holders, as the case may be, whose determination made under clause C is the furtherest from the determination made under clause D.

                 (ii) Convertible Securities. If the Corporation issues or sells (or otherwise creates) Convertible Securities (other than Convertible Securities deemed to be outstanding and to have been issued and sold as described in paragraph (i) of this Section 8(b) and in respect of which adjustment to the Exercise Price has been made in accordance with said paragraph), and the price per share for which Common Stock is issuable upon conversion or exchange of such Convertible Securities (the "Conversion Price") is less than the Trading Price of the Common Stock at the time of such issuance or sale, or, if there is no such Trading Price at such time, at a price per share less than the Fair Market Value of the Common Stock at such time, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for the Conversion Price. For purposes of this paragraph (ii), the Conversion Price will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in paragraphs (iii) and (iv) of this Section 8(b), no adjustment of the Exercise Price will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities.

                 (iii) Change in Option Price, Conversion Price or Conversion Rate. If the Option Price provided for in any Options, the Conversion Price provided for in any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (other than under or by reason of provisions of the type set forth in this Section 8 that are designed to protect against dilution and that have no more favorable effect on the holder of such Options or Convertible Securities than this Section 8 would have if this Section 8 were included in the instrument representing such Options or Convertible Securities), then the Exercise Price in effect at the time of such change will be readjusted at such time to the Exercise Price that would have been in effect had such Options or Convertible Securities outstanding at the time of such change provided for such changed Option Price, Conversion Price or conversion rate at the time of the original grant, issuance or sale. Such adjustment of the Exercise Price will be made whether the result is to increase or decrease the Exercise Price then in effect; provided that no such adjustment will increase the Exercise Price above the initial Exercise Price set forth in Section 7 hereof.

                 (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option, or the termination of any right to convert or exchange any Convertible Security, without the exercise of such Option or the right to convert or exchange such Convertible Security, the Exercise Price then in effect will be adjusted at the time of such expiration or termination to the Exercise Price that would have been in effect had such Option or Convertible Security never been granted or issued; provided that no such adjustment will affect any shares of Common Stock issued upon conversion of Shares of Series A 10% Preferred Stock prior to the date such adjustment is made.

                 (v) Calculation of Consideration. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold, as the case may be, for consideration that includes cash, then the amount of cash consideration received and/or receivable by the Corporation will be deemed to be the cash portion thereof. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold, as the case may be, for consideration part or all of which is other than cash, then the amount of the consideration other than cash received and/or receivable by the Corporation will be the fair value thereof, except where such consideration consists of securities for which there is a Trading Price in which case the amount of such consideration received and/or receivable by the Corporation will be the Trading Price thereof, in each case determined as of the date that such Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold, as the case may be. If any Common Stock, Options or Convertible Securities are issued in connection with any merger, consolidation or other business combination in which the Corporation is the surviving or resulting entity, then the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving or non-resulting entity or entities as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. For purposes of this paragraph (v) of Section 8(b), the determination of fair value and any attribution of fair value to any Common Stock, Options or Convertible Securities shall be made by the Board of Directors of the Corporation in good faith.

                 (vi) If the Corporation shall be a party to any transaction, including, without limitation, any merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization of the Common Stock (a "Transaction"), in which the Common Stock outstanding immediately prior to the consummation of the Transaction shall be changed into, or exchanged for, (A) different securities of the Corporation, (B) common stock or other securities of another corporation, (C) interests in a noncorporate entity, or (D) other property (including cash) or any combination of the foregoing, then, as a condition of the consummation of any such Transaction, lawful and adequate provision shall be made so that each holder of Shares shall be entitled, upon conversion of such Shares, to receive an amount per Share so converted equal to (Y) the aggregate amount of securities, interests, cash and/or other property (payable in kind), as the case may be, into which or for which a share of Common Stock was changed or exchanged in such Transaction times
(Z) the number of shares of Common Stock into which such Share was convertible immediately prior to such Transaction.

             (c) Excluded Securities and Transactions. The following securities and transactions shall be excluded from the operation of Sections 8(a) and 8(b):

                 (i) the existence and any exercise of Common Stock Purchase Warrants (A) issued to Bankers Trust Company and/or its affiliates and (B) issued in connection with the sale of the Corporation's debt securities, in each case for shares of Class C Common Stock in an amount not to exceed in the aggregate ten percent (10%) of the fully diluted common equity of the Corporation;

                 (ii) the existence of Three Million Three Hundred Sixty Thousand (3,360,000) shares of the Series B 8% Cumulative Convertible Preferred Stock of the Corporation issued and outstanding on the date hereof, the payment of in-kind dividends on outstanding shares of the Series B 8% Cumulative Convertible Preferred Stock, including dividends on outstanding shares received as dividends, and the conversion of outstanding shares of Series B 8% Cumulative Convertible Preferred Stock into Class B Common Stock;

                 (iii) Four Hundred Ninety Thousand Eight Hundred Ninety Eight (490,898) shares of Class A Common Stock issued and outstanding on the date hereof;

                 (iv) Two Hundred Thousand (200,000) shares of Class B Common Stock issued and outstanding on the date hereof; and

                 (v) any grant or exercise of options to purchase up to an aggregate of Two Million Five Hundred Thousand (2,500,000) shares of Common Stock pursuant to any employee stock plan or non-employee director stock plan approved by the Board of Directors and, if required, by the stockholders of the Corporation.


                 (vi) the issuance of additional shares of Series A 10% Preferred Stock to the Anchor Glass Container Corporation Service Retirement Plan, the Pension Plan for Hourly Employees, Latchford Glass Company and Associated Companies and/or the Anchor Glass Container Corporation Retirement Plan for Salaried Employees pursuant to the PBGC Agreement.

             (d) Stock Dividends; Subdivision or Combination of Common Stock. If the Corporation, at any time after the date hereof (i) issues any shares of Common Stock, Options or Convertible Securities as a dividend on Common Stock,
(ii) issues any shares of Common Stock, Options or Convertible Securities in subdivision of outstanding shares of Common Stock, by reclassification or otherwise, or (iii) combines outstanding shares of Common Stock, by reclassification or otherwise, then the Exercise Price in effect immediately prior to such action will be adjusted by multiplying it by a fraction, (x) the numerator of which is the number of shares of Common Stock Deemed Outstanding immediately prior to such action and (y) the denominator of which is the number of shares of Common Stock Deemed Outstanding immediately following such action. Such adjustment of the Exercise Price will be made whether the result is to increase or decrease the Exercise Price then in effect; provided that no such adjustment will increase the Exercise Price above the initial Exercise Price set forth in Section 7 hereof.

             (e) No De Minimis Adjustments. No adjustment of the Exercise Price will be made if the amount of such adjustment would be less than one cent ($0.01) per share, but in such case any adjustment that otherwise would be required to be made will be carried forward and will be made at such time and together with the next subsequent adjustment that together with any adjustment or adjustments so carried forward, amounts to not less than one cent ($0.01) per share.

             (f) Notice of Adjustment. Promptly upon any adjustment of the Exercise Price, the Corporation will send written notice thereof to the holders of Series A 10% Preferred Stock setting forth the adjusted Exercise Price and the number of shares of Class A Common Stock issuable upon conversion of a Share and also setting forth in reasonable detail the method of calculation of such adjustment and number of shares, including any determination by the Board of Directors of the Fair Market Value of the Common Stock. When appropriate, such notice may be given in advance and included as part of any notice required to be given pursuant to Section 8(g) hereof.

             (g) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Shares against impairment. Without limiting the generality of the foregoing, the Corporation (i) will not permit the par value of any shares of stock at any time receivable upon the conversion of the Shares to exceed the Exercise Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid, nonassessable shares of stock on the conversion of the Shares, (iii) will not take any action which results in any adjustment of the Exercise Price if the total number of shares of Class A Common Stock issuable after the action upon the conversion of all of the Shares will exceed the total number of shares of Class A Common Stock then authorized by the Corporation's Certificate of Incorporation and available for the purpose of issue once upon such conversion and (iv) will not take or permit any action which results in any adjustment of the Exercise Price below a positive amount.

             (h) If at any time after the date hereof:

                 (i) the Corporation shall pay any dividend in stock upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock;

                 (ii) the Corporation shall offer for subscription or purchase pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights;

                 (iii) there shall be any reorganization or reclassification of the capital stock of the Corporation, any consolidation, merger, or other business combination of the Corporation with or into another entity, or a sale or disposition of all or substantially all of the Corporation's assets; or

                 (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then in each such case, the Corporation shall give prior written notice to the holders of the Series A 10% Preferred Stock at the addresses of such holders as shown on the books of the Corporation of (A) the date and time on which the books of the Corporation shall close or a record shall be taken for the purpose of such action and (B) the date and time, if known, on which such action will, or is expected to, take place. A copy of each such notice will be sent simultaneously to each transfer agent of the Common Stock. Such notice will also specify the date as of which the holders of Common Stock of record will participate in such action. Such written notice will be given at least thirty (30) days prior to the record date or the subject action, whichever is earlier.

         9. No Preemptive Rights. The holders of Series A 10% Preferred Stock shall have no preemptive rights, and no holders of the Series A 10% Preferred Stock shall be entitled, as a matter of right, to subscribe for or purchase shares of any class now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of any class or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares of any class, except such rights of subscription or purchase, if any, at such price or prices and upon such terms and conditions, as the Board of Directors in its discretion may from time to time determine.

         10. Enforcement of Rights. Any holder of Series A 10% Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision of this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

             IN WITNESS WHEREOF, Anchor Glass Acquisition Corporation has caused this Certificate to be signed by its Vice President and attested by its Secretary this 5th day of February, 1997.


ATTEST:                                ANCHOR GLASS ACQUISITION CORPORATION



/s/C. Kent May                         By:/s/ M. William Lightner, Jr.
---------------------------------      -----------------------------------------
Secretary                                 Vice President